Exhibit 4.24

TRADEMARK SECURITY AGREEMENT

Trademark Security Agreement, dated as of December 4, 2013, by CHEMICAL SPECIALISTS AND DEVELOPMENT, LLC, a Delaware limited liability company, and STARTEX CHEMICAL, LLC, a Delaware limited liability company (each, individually, a “Grantor”), in favor of BANK OF AMERICA, N.A., in its capacity as collateral agent pursuant to the Security Agreement referred to below (in such capacity, the “Collateral Agent”).

WITNESSETH

WHEREAS, each Grantor is party to that certain Pledge and Security Agreement, dated as of March 31, 2011, among Nexeo Solutions, LLC (the “Borrower”), Nexeo Solutions Holdings, LLC, Nexeo Solutions Sub Holding Corp., certain subsidiaries of the Borrower party thereto from time to time (including each Grantor), the Lenders party thereto from time to time and the Collateral Agent (as it may be from time to time amended, restated, modified or supplemented, including pursuant to the Joinder Agreement, dated December 4, 2013, by and among each Grantor, Startex Distribution West, LLC and the Collateral Agent, the “Security Agreement”), in favor of the Collateral Agent pursuant to which such Grantor is required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to extend credit under the Credit Agreement (as defined in the Security Agreement), each Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Each Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following pledged Collateral of such Grantor:

(a) Trademarks of such Grantor listed on Schedule I attached hereto;

(b) all goodwill associated with such Trademarks; and

(c) all Proceeds of any and all of the foregoing.

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Termination. Upon the termination of the Security Agreement in accordance with its terms, the Collateral Agent shall execute, acknowledge, and deliver to each Grantor an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of a signature page of this Trademark Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Trademark Security Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

CHEMICAL SPECIALISTS AND DEVELOPMENT, LLC

By:	/s/ Ross Crane
Name:	Ross Crane
Title:	Executive Vice President, Chief Financial Officer and Assistant Treasurer

STARTEX CHEMICAL, LLC

By:	/s/ Ross Crane
Name:	Ross Crane
Title:	Executive Vice President, Chief Financial Officer and Assistant Treasurer

[Signature Page to TLB Trademark Security Agreement]

Accepted and Agreed:

BANK OF AMERICA, N.A., as Collateral Agent
By:
Name:
Title:

[Signature Page to TLB Trademark Security Agreement]

Schedule 1 to Trademark Security Agreement

Trademark	Owner	Federal Registration No.
PRIST	Chemical Specialists and Development LLC	3,256,175
STARTEX QUALITY PRODUCTS with design	Startex Chemical, LLC	1,614,531
STARTEX	Startex Chemical, LLC	1,614,532